Exhibit 3.2
CERTIFICATE OF CORRECTION OF
RESTATED CERTIFICATE OF INCORPORATION OF
ALEXZA MOLECULAR DELIVERY CORPORATION
     Alexza Molecular Delivery Corporation, a Delaware corporation (the “Corporation”), certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:
     1. The name of the corporation filing this certificate is Alexza Molecular Delivery Corporation and it is a Delaware corporation.
     2. The instrument being corrected is entitled “Restated Certificate of Incorporation of Alexza Molecular Delivery Corporation.” (the “Restated Certificate”) and said instrument was filed in the office of the Secretary of State of the State of Delaware on November 5, 2004.
     3. The last sentence of Article Fifth, Section 4(a) of said Restated Certificate inaccurately states that:
     “Notwithstanding anything herein to the contrary, immediately following the sale by the Company of 41,213,064 shares of Series D Preferred on or about the date hereof for a price per share of $1.286, and including all other adjustments to such initial Conversion Prices made on or prior to such date, the Series A Conversion Price will be $0.392; the Series A-1 Conversion Price will be $1.411; the Series B Conversion Price will be $1.325 and the Series C Conversion Price will be $1.404.”

1.

     The last sentence of Article Fifth, Section 4(a) of said Restated Certificate, as corrected, should read in its entirety as follows:
     “Notwithstanding anything herein to the contrary, immediately following the sale by the Company of 40,435,448 shares of Series D Preferred on or about the date hereof for a price per share of $1.286, and including all other adjustments to such initial Conversion Prices made on or prior to such date, the Series A Conversion Price will be $0.392; the Series A-1 Conversion Price will be $1.412; the Series B Conversion Price will be $1.325 and the Series C Conversion Price will be $1.405.”
     In Witness Whereof, Alexza Molecular Delivery Corporation has caused this Certificate of Correction to be signed by its Chief Financial Officer this 7th day of February, 2005.

Alexza Molecular Delivery Corporation

By:	/s/ August J. Moretti

August J. Moretti
Chief Financial Officer

2.